P R E S S R E L E A S E

Synthesis Energy Systems to Present at the Deutsche Bank 2008

Alternative Energy Conference

HOUSTON, Texas, June 23, 2008 – Synthesis Energy Systems, Inc. (“SES”) (NASDAQ: SYMX) announced today that David Eichinger, chief financial officer and senior vice president of corporate development, will present at the Deutsche Bank 2008 Alternative Energy Conference in San Francisco on Tuesday, June 24, 2008 at 11:30 a.m. Pacific Time.

A live audio webcast of the presentation and the accompanying slideshow may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=180443&p=IROL-EventDetails&EventID=1872588, or alternatively, through the company’s website at www.synthesisenergy.com within the Investor Relations section.  Viewers are encouraged to log on approximately 15 minutes prior to the presentation to register and download any necessary software.  A replay of the webcast will be available shortly after the live presentation and will be archived for 90 days.

About Synthesis Energy Systems, Inc.
SES is an energy and technology company that builds, owns and operates coal gasification plants that utilize its proprietary U-GAS® fluidized bed gasification technology to convert low rank coal and coal wastes into higher value energy products, such as transportation fuel and ammonia.  The U-GAS® technology, which SES licenses from the Gas Technology Institute, gasifies coal without many of the harmful emissions normally associated with coal combustion plants.  The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by our ability to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) our ability to operate efficiently on a smaller scale, which enables us to construct plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas and Shanghai, China.  For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Contact:
Synthesis Energy Systems, Inc.
Ann Tanabe

Vice President of Investor Relations

(713) 579-0600

Ann.tanabe@synthesisenergy.com